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                                                                       Exhibit C

                             SUBSCRIPTION AGREEMENT

            THIS AGREEMENT is made as of the 22ND day of October, 1999.

BETWEEN:

                  SOUTHBRIDGE EQUITIES INC., a corporation incorporated under the laws of the Province of Ontario,

                  (hereinafier referred to as "Southbridge"),

                                                              OF THE FIRST PART,

                                     - and -

                  INTERNATIONAL MENU SOLUTIONS INC., a
                  corporation incorporated under the laws of the Province of Ontario,

                  (hereinafter referred to as the "IMSI"),

                                                             OF THE SECOND PART,

                                     - and -

                  INTERNATIONAL MENU SOLUTIONS CORPORATION, a corporation incorporated under the laws of the State of Nevada

                  (hereinafter referred to as the "Corporation")

                                                              OF THE THIRD PART,

            WHEREAS Southbridge desires to acquire Special Warrants of IMSI, and IMSI is amenable to such investment;
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            NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

1. INTERPRETATION

1.1 Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

      (a) "Agreement" means this agreement and all schedules and exhibits hereto and all amendments made hereto and thereto by written agreement between all the parties hereto.

      (b) "Agreements" means the Agreement, the IMSI/IMSC Support Agreement, the Escrow Agreement, the Special Warrants and each of the agreements attached as Schedule 5.1(a)(xi) , Schedule 5.1(a)(xiii) and Schedule 4.1(k).

      (c) "Assets" means the assets and undertaking of the Corporation and the Subsidiaries.

      (d) "Audited Financial Statements" means the consolidated audited financial statements of the Corporation as at and for the financial periods ended December 31, 1998 and December 31, 1997, including the notes thereto and the report of Deloitte & Touche LLP thereon.

      (e)   "Board" means the board of directors of the Corporation.

      (f) "Business Day" means a day other than a Saturday, a Sunday or a statutory or civic holiday in Ontario.

      (g) "Claims" means all losses, damages, expenses, liabilities (whether accrued, actual, contingent, latent or otherwise), claims and demands of whatever nature or kind including, without limitation, all legal fees and costs on a solicitor and client basis.

      (h)   "Class X Shares" means the Class X Shares of IMSI.

      (i) "Closing Date" means October 22, 1999 or such other date as may be agreed to in writing between IMSI and the Purchaser.

      (j) "Common Shares" means the common shares in the capital stock of the Corporation.
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      (k)   "Control" means de facto control, being the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

      (l) "Corporation" means International Menu Solutions Corporation, its successors and permitted assigns.

      (m) "DC Foods Nominee" means the nominee to the Board to be selected by Donald Kilimnik, Deborah Kilimnik, Robert Curik and Anjela Curik the previous shareholders of 100559 Ontario Limited pursuant to the sale of their shares in the capital stock of 100559 Ontario Limited to IMSI as evidenced by the Share Purchase Agreement dated May 10, 1999.

      (n) "Disclosure Schedule" means the list, set out in Schedule 3.1 of exceptions to the representations and warranties in Section 3.1.

      (o)   "Escrow Agreement" means an escrow agreement in the form attached as
            Schedule 2.3.

      (p) "Financial Statements" means the Unaudited Financial Statements and the Audited Financial Statements.

      (q) "FOF/BMCC Nominee" means the nominee to the Board to be jointly selected by the First Ontario Fund and Bank of Montreal Capital Corporation pursuant to a loan agreement among the Corporation, IMSI, the First Ontario Fund and Bank of Montreal Capital Corporation dated May 10, 1999.

      (r) "IMSI Disclosure Schedule" means the list, set out in Schedule 3.5 of exceptions to the representations and warranties in Section 3.5.

      (s) "Intellectual Property" means all intellectual property of the Corporation and the Subsidiaries existing as of the Time of Closing and used or currently being developed for use in the Corporation and the Subsidiaries and all rights of the Corporation and the Subsidiaries therein, worldwide, whether registered or unregistered, including without limitation:

            (i) Copyrights - all copyrights used in the business of the Corporation and the Subsidiaries and all applications and registrations of such copyrights;

            (ii) Trade-marks - all trade-marks, trade-names, service marks, brand names, logos or the like used in the business ofthe Corporation and the Subsidiaries, including without limitation, those trade-marks listed in Schedule 3.1 (m) and
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                  all applications, registrations, renewals, modifications and extensions of such trade-marks; and

            (iii) Knowbow - all knowhow created, developed or acquired by the
                  Corporation and the Subsidiaries including without limitation, all recipes, techniques, processes, procedures, methods, trade secrets, research and technical data, records, formulae, specifications, equipment and plans for new or revised products.

      (t) "Leases" means all leases or agreements in the nature of a lease and any interest therein, whether of real or personal property, to which the Corporation or any Subsidiary is a party, whether as lessor or lessee, relating to the Assets.

      (u) "Lien" includes any security interest, mortgage, encumbrance, option, pledge, lien or charge of any kind, including any limitation on transfer, use, receipt of income or other exercise of any attributes of ownership of the Assets.

      (v)   "Purchaser" means Southbridge.

      (w)   "Securities" means the Southbridge Special Warrants.

      (x) "SI Nominees" means such nominees (selected from time to time by Southbridge) to the board of directors of the Corporation as the Corporation covenants to appoint in accordance with Section 4.1(d) hereof.

      (y) "Southbridge Special Warrants" means the 1,555,556 Special Warrants to be issued to Southbridge under this Agreement.

      (z) "Special Warrants" means the special warrants of IMSI to be issued hereunder with the terms set out in the form of special warrant certificate attached hereto as Schedule 1.1(z).

      (aa) "Subsidiary" shall have the meaning given thereto in the Business Corporations Act (Ontario) and "Subsidiaries" shall have the corresponding meaning.

      (bb) "Time of Closing" means 10:00 a.m. (local Kitchener time) on the Closing Date.

      (cc) "Unaudited Financial Statements" means the consolidated unaudited financial statements of the Corporation as at and for the six month periods ended June 30, 1999 and 1998 including the notes thereto prepared by management of the Corporation.
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1.2 Extended Meanings. In this Agreement words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.3 Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles, such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants, or any successor institute, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles.

1.4 Currency. Unless otherwise specified, all references to currency herein are to lawful money of Canada.


1.5 Schedules. The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof

             Schedule 1.1(z)         -     Form of Special Warrant
             Schedule 2.3            -     Escrow Agreement
             Schedule 3.1            -     Disclosure Schedule
             Schedule 3.1(e)         -     Share Conditions
             Schedule 3.1(k)         -     Financial Statements
             Schedule 3.1(m)         -     Trademarks
             Schedule 3.5            -     IMSI Disclosure Schedule
             Schedule 3.5(e)         -     IMSI Share Conditions
             Schedule 5.1(a)(xi)     -     Registration Rights Agreement
             Schedule 4.1(k)         -     Support Agreement
             Schedule 5.1(a)(xiii)   -     Second Voting Agreement
             Schedule 5.1(a)(xiv)    -     Opinion of Counsel

1.6 Reference to Material. In this Agreement, reference to "material", "materially" and/or "materially adverse" shall be deemed to refer in monetary terms to amounts in excess of $50,000.

2. SALE AND PURCHASE

2.1 Purchase of Securities by Southhridge. In reliance upon the representations and warranties set out in Section 3.1, Southbridge hereby agrees to buy, and the IMSI hereby agrees to issue to Southbridge, the Southbridge Special Warrants for an aggregate purchase price of U.S.$4,666,668, being a purchase price of U.S.$3.00 per Southbridge Purchased Share.
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2.2 Closing. The issuance and purchase of the Securities contemplated by Section
2.1, shall be completed in Kitchener at the Time of Closing at the offices of Gowling, Strathy & Henderson, solicitors to Southbridge. At the closing, the Corporation shall deliver to Southbridge a certificate representing the Securities duly executed and issued by the Corporation.

2.3 Escrow. At the closing a portion ofthe purchase price equal to US$2,666,666.70 and the number of Southbridge Special Warrants corresponding to such portion of the purchase price (888,889 Southbridge Special Warrants) shall be deposited in escrow pursuant to the terms of the Escrow Agreement.

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Corporation. Subject to Section 3.2, the Corporation represents and warrants to the Purchaser at the date hereof and at the Closing Date that:

      (a) Corporate - The Corporation and each of the Subsidiaries is a corporation duly incorporated, organized and subsisting under the laws of the jurisdiction set out in the Disclosure Schedule or with the corporate power to own its assets and to carry on its business. The Corporation and each of the Subsidiaries is duly registered to carry on business in those jurisdictions where it operates.

      (b) Authority - The Corporation has good and sufficient power, authority and right to enter into and deliver this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary corporate action on the pan of the Corporation.

      (c) Binding Agreement - This Agreement constitutes a valid and legally binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court.

      (d) Authorized Capital - The authorized capital of the Corporation consists of 25,000,000 shares of common stock, par value of $0.001 per shares and 10,000,000 Class N Shares, par value $0.0001, of which 10,248,350 Common Shares and 3,703,810 Class N Shares are validly issued and are outstanding as fully paid and non-assessable; all other previously issued shares in the capital of the Corporation have been repurchased or redeemed by the Corporation and have been canceled.

      (e) Share Conditions - The rights, privileges, restrictions and conditions attached to the shares of the Corporation are as set out in Schedule 3.1(e) attached hereto.
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      (f)   No Shareholder Agreements - At the Closing Date there will exist no agreement which gives any existing or previous shareholder of the Corporation any right to appoint a member of the board of directors of the Corporation or any right to participate in the management of the Corporation after the date hereof, save and except that Michael Steele has undertaken with the four previous shareholders of Transcontinental Gourmet Foods Inc. to support their nominee for election to the board of directors of the Corporation during the three year period from December 1, 1998 and certain shareholders entered into a voting agreement dated April 16, 1999, and the Corporation has agreed to support the DC Foods Nominee as provided in the agreement referred to in the definition of such term, and to support the FOF/BMCC Nominee as provided in the agreement referred to in the definition of such term.

      (g) No Options on Shares - Except as set out in Section 3.1(g) of the Disclosure Schedule, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Corporation to allot or issue any of the unissued shares of the Corporation or to create any additional class of shares.

      (h) No Options on Assets - Except for Liens set out in Section 3.1(r) of the Disclosure Schedule, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Corporation or any Subsidiary to sell, transfer, assign, or in any other way dispose of any of the Assets, except pursuant to purchase orders accepted by the Corporation or any Subsidiary in the usual and ordinary course of its business.

      (i) No Conflict - Except as set out in Section 3.1(i) of the Disclosure Schedule, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Corporation will result in the violation of:

            (i) any of the provisions of the constating documents or by-laws of the Corporation,

            (ii) any agreement or other instrument to which the Corporation is a party or by which the Corporation is bound, or

            (iii) any applicable law, rule or regulation.

      (j) Books and Records - The books and records of each of the Corporation and the Subsidiaries present fairly and disclose in all material respects the financial position of the Corporation and the Subsidiaries, and all material financial transactions of the Corporation and the Subsidiaries have been accurately recorded in such books and
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            records and such books and records have been prepared in accordance with generally accepted accounting principles consistently applied.

      (k) Financial Statements - Except as set out in Section 3.1(k) of the Disclosure Schedule, the Financial Statements, copies of which are attached hereto as Schedule 3.1(k):

            (i) are in accordance with the books and accounts of the Corporation and the Subsidiaries, as at the respective dates of such Financial Statements;

            (ii) are true and correct in all material respects and present fairly the financial position of the Corporation, as at the respective dates of such Financial Statements;

            (iii) have been prepared in accordance with generally accepted accounting principles consistently applied; and

            (iv) present fairly all of the assets and liabilities of the Corporation and the Subsidiaries, as at the respective dates of such Financial Statements, including, without limiting the generality of the foregoing, all contingent liabilities of the Corporation and the Subsidiaries, as at the respective dates of such Financial Statements.

      (l) Financial Position - Since June 30, 1999, each of the Corporation and the Subsidiaries has carried on its business in the usual and ordinary course and neither the Corporation nor any Subsidiary has entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of business except as set out in Section 3.1(l) of the Disclosure Schedule. Since June 30, 1999, there has been no material adverse change in the affairs, business, prospects, operations or condition of the Corporation or any Subsidiary, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not adversely affected the affairs, business, prospects, operations or condition of the Corporation or any Subsidiary, financial or otherwise. Except as set out in the Disclosure Schedule, no dividends have been declared or paid on or in respect of the shares of the Corporation or any Subsidiary and no other distribution on any of its securities or shares has been made by the Corporation since June 30, 1999, and all dividends which to the date hereof have been declared or paid by the Corporation or any Subsidiary have been duly and validly declared or paid. Since June 30, 1999, neither the Corporation nor any Subsidiary has incurred any liabilities except
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            liabilities that have been incurred or have arisen in the usual and ordinary course of business except as set out in Section 3.1(l) of the Disclosure Schedule.

      (m) Intellectual Property - Except as disclosed in Section 3.1(m) of the Disclosure Schedule or Section 3.1(v) of the Disclosure Schedule, the Corporation or the Subsidiaries own all the Intellectual Property, and have sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby. Schedule 3.1(m) sets forth a full, complete and true list of the registered and unregistered trade-marks, and any applications therefor included in the Intellectual Property, and specifies the jurisdictions in which each such trade-mark has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Neither the Corporation nor any Subsidiary is the owner or assignee of any patents or applications therefor. Neither the Corporation nor any Subsidiary is the owner of any software. To the best of the knowledge of the Corporation, there is no and has not been any unauthorized use, infringement or misappropriation of any of Intellectual Property by any person, former employee or other third party.

      (n) Leases - The Leases represent the entire agreement of the Corporation and the respective parties to such Leases with respect to the subject matter of such Leases. All such Leases are not in material default or breach but rather are in good standing and, to the best of the knowledge of the Corporation, there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a default or breach. All such Leases are in full force and effect without amendment thereto and, except as disclosed in the Disclosure Schedule, the Corporation is entitled to all benefits thereunder, and the Corporation has performed all material obligations required to be performed by it under such Leases.

      (o) Infringement - To the best of the knowledge of the Corporation, the Intellectual Property does not infringe upon or violate any intellectual property right, including copyrights, patents, trade secrets or other proprietary rights, of any third party. The Corporation has not entered into any agreement to indemnify any other person against any charge of infringement of any of the Intellectual Property.

      (p) Litigation - Except as disclosed in Section 3.1(p) of the Disclosure Schedule, there are no actions, suits or proceedings pending or, to the best of the knowledge of the Corporation, threatened against or adversely affecting, or which could adversely affect the Corporation or any of the Subsidiaries, the Intellectual Property, or the other Assets or before or by any federal, provincial, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured.
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      (q)   Orders - There are no outstanding orders, notices or similar requirements relating to the Corporation issued by any building, environmental, fire, health, labour or police authorities or from any other federal, state or municipal authority including, without limitation, occupational health and safety authorities and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements.

      (r) No Encumbrances - The Corporation or the Subsidiaries is the owner of the Intellectual Property and the other Assets with a good and marketable title, free and clear of all Liens and any other rights of others, other than as set out in Section 3.1(r) of the Disclosure Schedule. Except as set out in Section 3.1(r) of the Disclosure Schedule, there are no material outstanding liabilities against the Corporation except debts incurred in the usual and ordinary course of business.

      (s) Accounts Receivable and Payables - Except as set forth in the Financial Statements, the accounts receivable of the Corporation and of the Subsidiaries are good accounts receivable collectible in accordance with the respective customer contract and are not subject to any defense, counterclaim or set-off. Since June 30, 1999, the accounts payable of the Corporation and each Subsidiary have been paid in the normal course of business and none of the Corporation or any Subsidiary has any outstanding accounts payable which are over 120 days old.

      (t) Contracts and Commitments - Except as disclosed in Section 3.1(t) of the Disclosure Schedule, neither the Corporation nor any subsidiary is a party to any contract or commitment outside the usual and ordinary course of business of the Corporation or any Subsidiary and, except for premises leases, equipment leases and automobile leases, is a party to any contract or commitment relating to the Corporation or any Subsidiary extending for a period of time longer than 12 months or except for purchases to be made in order to fulfill customer contracts, involving expenditures by the
            Corporation or any Subsidiary in the aggregate in excess of
            $100,000, except such contracts or commitments as are listed in
            Section 3.1(t) of, Section 3.1(v) of, or elsewhere in, the
            Disclosure Schedule. Neither the Corporation nor any Subsidiary is
            in material default or breach of any contract or commitment to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing and in full force and effect without amendment thereto and the respective Corporation or Subsidiary is entitled to all benefits thereunder.
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      (u)   Guarantees - Except as disclosed in Section 3.1(u) of the Disclosure
            Schedule, neither the Corporation nor any Subsidiary is a party to or is it bound by any guarantee, indemnification, surety or similar obligation other than product warranties.

      (v) No Royalties - Except as disclosed in Section 3.1(v) of the Disclosure Schedule, the Corporation is not a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee pertaining to the Corporation or any Subsidiary.

      (w) Non-Disclosure - Except as disclosed in Section 3.1(w)(ii) of the Disclosure Schedule each of the senior managers and employees involved in product development of the Corporation and of each Subsidiary listed in Section 3.1(w)(i) of the Disclosure Schedule has executed and delivered to the Corporation or the Subsidiary, as applicable, a confidentiality, non-disclosure, full-time commitment, non-competition, and intellectual property ownership agreement in the Corporation's or Subsidiary's then current standard form, which agreement (i) assigns to the Corporation or the Subsidiary as applicable all ownership rights in any recipes, formulae or other intellectual property developed by the senior manager or product developer; (ii) obligates such person to maintain the confidentiality of all of the trade secrets of the Corporation and the Subsidiaries; (c) commits such person to devote all of his or her work time to the Corporation or the Subsidiary as applicable; and restricts such person from competing with the Corporation or the Subsidiary as applicable for a certain period of time being not less than one year after such person ceases to be an employee of the Corporation or the Subsidiary as applicable. Except as disclosed in
            Section 3.1(w)(iii) of the Disclosure Schedule, the Corporation is not aware of any breaches of any of such confidentiality/non-disclosure/full-time commitment/non-competition/intellectual property ownership agreement. To the best of the knowledge of the Corporation, the employment by the Corporation or any Subsidiary of any employee does not violate any non-disclosure or non-competition agreement between an employee and a third party.

      (x)   Loans to Shareholders; Benefit Plans - No current or former director, officer, shareholder, employee or independent contractor of the Corporation or Subsidiary or any person not dealing at arm's length within the meaning of the Income Tax Act (Canada) with any such person is indebted to the Corporation or Subsidiary. All benefit plans (including without limitation, all pension plans) have been duly registered where required by, and are in good standing under, all applicable legislation including, without limiting the generality of the foregoing, the Income Tax Act (Canada) and the Pension Benefits Act (Ontario) and all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof of the plans and no past service funding liabilities exist thereunder.
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      (y)   Collective Agreement - Neither the Corporation nor any Subsidiary is
            bound by or a party to any collective bargaining agreement, (except such agreements and plans as are listed in Section 3.1(v) of the Disclosure Schedule).

      (z) Bargaining Rights - Except for such agreements, plans and trade unions as listed in Section 3.1(y) of the Disclosure Schedule, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

            (i) holds bargaining rights with respect to any of the Corporation's or Subsidiaries' employees by way of certification, interim certification, voluntary recognition, designation or successor rights,

            (ii) has applied to be certified as the bargaining agent of any of the Corporation's employees, or

            (iii) has applied to have the Corporation or any Subsidiary declared a related employer or successor employer pursuant to applicable labour legislation.

      (aa) Compliance With Rules - Except with respect to the sale of food products by the Corporation's Subsidiaries to purchasers in jurisdictions outside of the Province of Ontario, neither the Corporation nor any Subsidiary conducts business in any jurisdiction other than the Province of Ontario. Except as disclosed in Section
            3.1 (aa) of the Disclosure Schedule, to the best of the knowledge of the Corporation, the Corporation and the Subsidiaries are conducting their businesses in compliance with all applicable laws, rules, regulations, notices, approvals and orders of Canada and the Province of Ontario, and is not in breach of any such laws, rules, regulations, notices, approvals or orders and is duly licensed, registered or qualified in the Province of Ontario, to carry on its business as now conducted and to own its assets, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or may have a adverse effect on the operation of the Corporation or the Subsidiaries or which may be adversely affected by the completion of the transactions contemplated hereby.

      (bb) Taxes - Except as disclosed in Section 3.1(bb) of the Disclosure Schedule, all tax returns filed by the Corporation and the Subsidiaries were in all respects true, complete and correct and prepared in accordance with the requirements of the income tax or other tax laws applicable to the Corporation. Except as disclosed in the Audited Financial Statements, the Corporation and the Subsidiaries have paid all taxes that are or have been due and payable, including without limitation, income and sales taxes, and any other federal, state or local taxes, or required to be paid and has
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            filed all related tax returns required to be filed. Neither the
            Corporation nor any Subsidiary has any liability, obligation or commitment for the payment of income taxes, corporation taxes or any other taxes or duties of whatever nature or kind, or interest or penalties with respect thereto, except such as are disclosed in the Audited Financial Statements or such taxes or duties not yet due as have arisen since December 31, 1998 in the usual and ordinary course of business and for which adequate provision in the accounts of the Corporation or the Subsidiaries has been made, and neither the Corporation nor any Subsidiary is in arrears with respect to any required withholdings or instalment payments of any tax or duty of any kind nor has filed any waiver for a taxation year of the Corporation or any Subsidiary under the Income Tax Act (Canada) or any other legislation imposing tax on the Corporation and the Subsidiaries.

      (cc) Insurance - Each Subsidiary currently maintains and in the future shall maintain in force with reputable insurers insurance with respect to losses of or damage to their respective assets from such risks, casualties and contingencies and of such types and in such amounts and subject to such deductible amounts as are customary in the case of persons engaged in the same or similar business with similar assets.

      (dd)  Environmental Compliance

            (i) The leased premises of the Corporation and the Subsidiaries ("Leased Premises") and the owned premises of the Corporation and the Subsidiaries (the "Owned Premises") are in compliance with all Environmental Laws and environmental permits.

            (ii) Neither the Corporation nor any Subsidiary as tenant of its Leased Premises or as owner of its Owned Premises has released or emitted into the natural environment or discharged or disposed of, at or on, or otherwise acquiesced or participated in the discharge or disposal of, at or on, the Leased Premises or the Owned Premises or any adjoining properties of any Hazardous Substances.

            (iii) There are no Hazardous Substances brought in or produced by the Corporation or any Subsidiary existing at, in, on, below or within the Leased Premises or the Owned Premises, or at, in, on, below or within any adjoining properties that causes or may cause any adverse environmental effects on or in regard to the Leased Premises or the Owned Premises or the use thereof including any environmental conditions which may be considered to be hazardous to the health of any employees of the Corporation or any Subsidiary.

            (iv) Neither the Corporation nor any Subsidiary is aware of any notices of noncompliance, complaints, summons, legal actions, charges, work orders, control orders, stop orders, remedial and waste removal or other orders relating to the natural environment made against the Corporation or any Subsidiary under Environmental Laws by any court, governmental authority or third party and there is no judicial, governmental or third party complaint, action or investigation, and there are no facts of which the Corporation or any Subsidiary has written notice which could give rise to any such complaint, action or investigation, in respect of the existence on the Leased Premises or Owned Premises of Hazardous Substances brought on or introduced by the Corporation or any Subsidiary.

            (v) All environmental permits required in order to conduct the business of the Corporation or any Subsidiary and the operations pertaining to the Corporation or any Subsidiary or conducted on the Leased Premises or Owned Premises have been obtained, are valid and in full force and effect and are now being complied with.

            (vi) Neither the Corporation nor any Subsidiary has ever been convicted of any offence under Environmental Laws or been found liable in any proceeding to pay any fine or judgment to any person or governmental authority or been required to conduct any clean-up or remediation of the Leased Premises or Owned Premises or any adjoining properties in each case as a result of a release by the Corporation or any Subsidiary of any Hazardous Substances from the Leased Premises or Owned Premises into the environment or the creation of a nuisance.

            (vii) Any polychlorinated biphenyls ("PCBs") in use by the
                  Corporation, in storage or existing on the Leased Premises or Owned Premises are being used, have been stored or exist in such concentration or quantities as, in each case, to comply with all Environmental Laws.

           (viii) To the best of the knowledge of the Corporation, there is no asbestos or asbestos containing materials in or on the Leased Premises or Owned Premises.

            For the purposes of this subsection:

            "Hazardous Substances" means any contaminant, pollutant or dangerous substance which may cause, immediately, or at some future time, material harm or degradation to the environment or material risk to human life, health and safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous goods which is defined or identified in any Environmental Laws or which is present in the environment in such quantity or concentration as to contravene any Environmental Laws;

            "Environmental Laws" means all statutes, regulations, municipal by-laws, codes, ordinances, decrees, rules, protocols, orders, judicial or administrative or ministerial or regulatory judgments, orders, decisions and rulings, guidelines and policies applicable to the Corporation or any Subsidiary, and the Leased Premises or Owned Premises relating to the protection of the natural environment, health and safety matters or conditions, Hazardous Substances, including but not limited to storage, transportation, treatment and disposal of Hazardous Substances, employee and product safety, releases of pollutants, contaminants, chemical or industrial, toxic or Hazardous Substances into the environment or any building or structure or otherwise relating to the manufacture, processing, distributing, using, treating, storing, transporting or handling of Hazardous Substances.

      (ee)  Year 2000

            (i) In this Section 3.1(ee), the term "Year 2000 Compliant" when used in reference to a software application means that the software application is able to provide all of the following functions: (a) correctly process date information before, during and after January 1, 2000 including without limitation accepting date input, providing date output, and performing calculations and comparisons on dates or portions of dates,
                  (b) function accurately and without interruption before, during and after January 1, 2000 without change in operations associated with the advent of the new century, (c) respond to two-digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner, (d) correctly handle date field information containing non-date information and correctly handle date information in a non-date field, (e) correctly process any date with a year specified as "99" or "00", regardless of other subjective meanings attached to these concerns (including without limitation 9999 or September 9, 1999), (f) process year 2000 (February 29, 2000) as a leap year, and (g) store and provide output of date information in ways that are unambiguous as to century; and

            (ii) Except as disclosed in Section 3.1 (ee) of the Disclosure Schedule, all material software applications and systems used internally in the business of the Corporation or any Subsidiary are Year 2000 Compliant.

      (ff) SEC Reports - The Corporation has filed a registration statement on Form 10-SB (the "10-SB") with the U.S. Securities and Exchange Commission (the "SEC") on or about July 16, 1999 which went effective on or about September 14, 1999. The Corporation has received comments from the SEC on the such filing and the Corporation is presently working with its counsel and auditors to file an amendment to the 10-SB to respond and comply with the SEC comments. The Corporation has not filed any other documents or reports with the SEC pursuant to Section 12 or 13 of the Securities Exchange Act of 1934, as amended. To the Corporation's knowledge and except as disclosed in Section 3.1 (ff) of the Disclosure Schedule, the 10-SB, as of the date thereof (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain nor did it omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (gg) Full Disclosure - To the best of the knowledge of the Corporation, no representation, warranty or statement of the Corporation and the Subsidiaries in this Agreement omits or will omit at the Time of Closing to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

3.2 Survival of Representations, Warranties and Covenants of the Corporation.

      (a)   The representations and warranties of the Corporation set forth in
            Section 3.1 will survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the
            Purchaser:

            (i) in the case of representations and warranties relating in any manner to taxation, until the day following the expiration of all periods allowed for any assessment or reassessment by any taxing authority;

            (ii) in the case of the representations and warranties in Sections 3.1(d), 3.1(f), 3.1(g), 3.1(m), 3.1(o) and 3.1(r),
                  indefinitely; and

            (iii) in the case of all other representations and warranties other than those referred to in Sections 3.2(a)(i) and (ii) hereof, for a period of three years from the Closing Date.

      (b) The covenants of the Corporation set forth in this Agreement (other than the covenant set forth in Section 4.1(b), 4.3(a)(i)(B) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and issuance of the Securities herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof and subject to
            Section 3.2(a) hereof.

3.3 South bridge's Representations and Warranties. Southbridge represents and warrants to the Corporation at the date hereof and on the Closing Date that:

      (a) Southbridge is a corporation incorporated and existing under the laws of Ontario;

      (b) Southbridge has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by Southbridge contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary action on the part of Southbridge;

      (c) this Agreement constitutes a valid and legally binding obligation of Southbridge, enforceable against Southbridge in accordance with its terms subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court; and

      (d) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Southbridge will result in the violation of:

            (i) any of the provisions of the constating documents or by-laws of Southbridge,

            (ii) any agreement or other instrument to which Southbridge is a party or by which Southbridge is bound, or

            (iii) any applicable law, rule or regulation.

      (e) Southbridge is purchasing the Southbridge Special Warrants as principal for its own account and not for the benefit of any other person and is purchasing a sufficient number of Southbridge Special Warrants such that the aggregate acquisition cost to Southbridge of such Securities is not less than $150,000.

3.4 Survival of Purchaser's Representations, Warranties and Covenants

      (a)   The representations and warranties of the Purchaser set forth in
            Section 3.3, will survive the completion of the sale and issuance of the Securities herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Corporation for a period of three years from the Closing Date.

      (b) The covenants of the Purchaser set forth in this Agreement (other than the covenant set forth in Section 4.2(b) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the sale and issuance of the Securities herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Corporation in accordance with the terms thereof and subject to
            Section 3.4(a) hereof.

3.5 IMSI's Representations and Warranties. Subject to Section 3.6, IMSI represents and warrants to the Purchaser at the date hereof and at the Closing Date that:

      (a) Corporate - IMSI is a corporation duly incorporated, organized and subsisting under the laws of Ontario with the power to own its assets and to carry on its business. IMSI is duly registered to carry on business in those jurisdictions where it operates.

      (b) Authority - IMSI has good and sufficient power, authority and right to enter into and deliver this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of IMSI.

      (c) Binding Agreement - This Agreement constitutes a valid and legally binding obligation of IMSI, enforceable against IMSI in accordance with its terms subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court.

      (d) Authorized Capital - The authorized capital of IMSI consists of an unlimited number of common shares, an unlimited number of Class X shares, an unlimited number of Class B Special Shares, an unlimited number of Class C Special Shares, an unlimited number of Class D Special Shares, 250,000 Class E Special Shares Series 1, 250,000 Class E Special Shares Series 2, 250,000 Class E Special Shares Series 3, 250,000 Class E Special Shares Series 4, 250,000 Class E Special Shares Series 5 and 250,000 Class E Special Shares Series 6 of which (after giving effect to the transactions contemplated in connection with this Agreement) 10,000 common shares, 3,110,795 Class X shares, 300,000 Class B Special Shares, 100,000 Class C Special Shares, 59,000 Class D Special Shares, 250,000 Class E Special Shares

            Series 1, 250,000 Class E Special Shares Series 2, 250,000 Class E Special Shares Series 3, 250,000 Class E Special Shares Series 4, 250,000 Class E Special Shares Series S and 250,000 Class E Special Shares Series 6 are validly issued and are outstanding as fully paid and non-assessable; all other previously issued shares in the capital of IMSI have been repurchased or redeemed by IMSI and have been canceled.

      (e) Share Conditions - The fights, privileges, restrictions and conditions attached to the shares of IMSI are as set out in Schedule 3.5(e) attached hereto.

      (f) No Shareholder Agreements - At the Closing Date there will exist no agreement which gives any existing or previous shareholder of IMSI any right to appoint a member of the board of directors of IMSI or any right to participate in the management of IMSI after the date hereof, save and except and to the same extent as disclosed in
            Section 3.1(g).

      (g) No Options on Shares - Except as set out in Section 3.5(2) of the IMSI Disclosure Schedule, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon IMSI to allot or issue any of the unissued shares of IMSI or to create any additional class of shares.

      (h) No Conflict - Except as set out in Section 3.5(h) of the IMSI Disclosure Schedule, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by IMSI will result in the violation of:

            (i) any of the provisions of the constating documents or by-laws of IMSI,

            (ii) any agreement or other instrument to which IMSI is a party or by which IMSI is bound, or

            (iii) any applicable law, rule or regulation.

3.6 Survival of IMSI's Representations, Warranties and Covenants

      (a) The representations and warranties of IMSI set forth in Section 3.5 will survive the completion of the sale and issuance of the Securities herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the
            Purchaser:

            (i) in the case of the representations and warranties in Sections 3.5(d), 3.5(f) and 3.5(g), indefinitely; and

            (ii) in the case of all other representations and warranties other than those referred to in Sections 3.6(a)(i) hereof, for a period of three years form the Closing Date.

      (b) The covenants of IMSI set forth in this Agreement will survive the completion of the sale and issuance of the Securities herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof and subject to Section 3.6(a) hereof

4. COVENANTS; INDEMNIFICATION

4.1 Covenants of the Corporation.

      (a) In addition to the other indemnities provided by the Corporation herein, the Corporation shall indemnify, save, hold harmless, discharge and release the Purchaser from and against any and all Claims arising from or based on:

            (i) subject to Section 3.2(a), any inaccuracy in any of the representations or warranties made by the Corporation and/or IMSI in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Corporation and/or IMSI pursuant to the terms of this Agreement (collectively, the "Documents"); and

            (ii) any breach of any covenant of the Corporation and/or IMSI set forth in this Agreement or in the Documents.

      (b) The Corporation will use reasonable efforts to ensure that the representations and warranties of the Corporation are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser have been performed or complied with by the Time of Closing.

      (c) The Corporation covenants and agrees that the proceeds of the issuance of the Securities shall be used to fund the cash portion of future or previously completed acquisitions, capital expansion, the completion of the purchases and the amalgamation of various subsidiaries and to satisfy certain fees, commissions and expenses owing by the Corporation.

      (d) The Corporation shall, while the Purchaser and or its Affiliates beneficially own or control Common Shares, Class N Shares and/or any other voting shares or voting rights or instruments exercisable or exchangeable, without the payment of additional consideration, into Common Shares (the "Threshold Amount of Shares") of the

            Corporation representing at least ten percent (10%) of the aggregate number of outstanding Common Shares, Class N Shares and any other voting shares or voting rights or instruments exercisable or exchangeable, without the payment of additional consideration, into Common Shares of the Corporation on a non-diluted basis, include as nominee(s) by management for the board of directors of the Corporation as set out in managements' information circular in respect of each shareholders' meeting at which directors are to be elected that number of individuals such that the number of nominees of the Purchaser (the "SI Nominees") elected to the board of directors of the Corporation shall be as set out in the following table:

            Total number of Board Members
                 of the Corporation                        Number of SI Nominees
                 ------------------                        ---------------------

                        8                                           2
                        9                                           2
                       10                                           2
                       11                                           3
                       12                                           3
                       13                                           3
                       14                                           3

            Where it is proposed that the number of directors of the Corporation be increased to ten (10), the Corporation shall at such time instead increase the number of directors to eleven so that the third SI Nominee is appointed/elected at the same time as the tenth director. The Corporation covenants and agrees that so long as the Purchaser and its Affiliates beneficially own or control shares equal to or greater than the Threshold Amount of Shares it shall not adopt any by-law nor amend its articles of incorporation to increase the number of directors of the Corporation to greater than 14 directors. As long as the Purchaser and its Affiliates beneficially own or control 5.0% or more of the Common Shares, Class N Shares and/or any other voting shares or voting rights or instruments exercisable or exchangeable, without the payment of additional consideration, into Common Shares of the Corporation at least one nominee of the Purchaser shall be so nominated to the board of directors of the Corporation. The Purchaser at its sole discretion, but after consultation with the Corporation, shall designate those individuals to be its nominee(s) for director and the Corporation shall use its best efforts to provide for the election of such person(s) as director(s) of the Corporation. Prior to their election to the Board, the SI Nominees shall be entitled to attend and shall receive notice of all meetings of the Board and will be provided the same information as provided to the directors in respect of any such meeting. To the extent that pursuant to the provisions set out above the Purchaser is no longer entitled to a nominee or nominees to the Board of

            Directors of the Corporation, upon notification from the Corporation, the Purchaser covenants to cause its nominee or nominees to forthwith resign from the Board.

      (e) The Corporation shall take all actions necessary at its next shareholders' meeting to approve the increasing of the size of the Board so as to permit the election of the Purchaser's nominees to the Board.

      (f) The Corporation shall elect to the board of directors of International Menu Solutions Inc. ("IMSI") those nominees of the Purchaser which it is required to include as nominees to the board of directors of the Corporation pursuant to paragraph (e) above.

      (g) The Corporation covenants and agrees that it shall use its best efforts (including, without limitation, making all filings with the Securities Exchange Commission as required) to maintain the quotation of the Common Shares on the OTC Bulletin Board by no fewer than three registered market makers or to obtain and maintain a listing or quotation of the Common Shares on the NASDAQ Stock Market, the American Stock Exchange, the New York Stock Exchange and/or The Toronto Stock Exchange (each a "Recognized Exchange").

      (h) The Corporation covenants and agrees to use its best efforts to obtain directors' and officers' indemnity insurance in an amount not less than $3,000,000 (such coverage to extend to the directors and officers of each Subsidiary) as long as the premiums and other terms are reasonable in the sole opinion of the Board.

      (i) The Corporation covenants and agrees that at any reasonable time and from time to time upon reasonable prior notice, which in any event shall not be less than 3 days, it will, within the limits of its powers and the law, permit Purchaser or any authorized representative thereof, at the expense and risk of the Purchaser, to inspect the Corporation's and any Subsidiary's assets and properties and to examine and make copies of any financial information in its possession relating to its records and books of account.

      (j) The Corporation covenants and agrees that it shall not, and that it shall not permit any Subsidiary to, without prior approval by the Corporation's board of directors, (i) acquire assets other than assets required in the normal course of business for the carrying on of business; (ii) acquire assets in any event in an amount in excess of $500,000; or (iii) acquire the shares of another corporation or merge, amalgamate, or enter into a plan of arrangement or joint venture agreement with another person.

      (k) The Corporation shall as soon as practicable following the closing execute and deliver and shall cause IMSI to execute and deliver an amended and restated Support

            Agreement substantially in the form attached as Schedule 4.1(k) and upon such execution and delivery shall require its U.S. legal counsel to opine to Southbridge as to the enforceability of said agreement.

The rights of the Purchaser and the obligations of the Corporation set forth in Sections 4.1(d) to 4.1(f) inclusive, 4.1(h), 4.1(i) and 4.1(j) shall terminate when the Purchaser no longer owns the number of Common Shares required to be owned by the Purchaser in order to have a right to have at least one nominee named to the Board as set out in Section 4.1(d).

4.2 Covenants of the Purchaser.

      (a) In addition to the other indemnities provided by the Purchaser herein, the Purchaser shall indemnify, save, hold harmless, discharge and release the Corporation from and against any and all Claims arising from or based on:

            (i) subject to Section 3.4(a), any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Purchaser pursuant to the terms of this Agreement (collectively, in respect of such Purchaser only, the "Purchaser's Documents"); and

            (ii) any breach of any covenant of the Purchaser set forth in this Agreement or in the Purchaser's Documents.

      (b) The Purchaser will ensure that the representations and warranties of the Purchaser are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Corporation have been performed or complied with by the Time of Closing.

      (c) The Purchaser understands and agrees that it has a responsibility to protect and avoid the unauthorized use of or disclosure by the Purchaser of Confidential Information of the Corporation and its Subsidiaries as follows:

            (i) Confidential Information. For purposes of this Agreement, the term "Confidential Information" means all information that is not generally known to the public and which: (i) the Purchaser obtains from the Corporation, and (ii) relates directly to the business or assets of the Corporation. The term "Confidential Information" shall include, but shall not be limited to: inventions, discoveries, knowhow, ideas, product information; research and development information; lists of clients and other information relating thereto; financial data and information; business plans and processes; and any other information of the Corporation that the Corporation informs the Purchaser pursuant to this Agreement, or which the Purchaser should know by virtue of its position or the circumstances in which the Purchaser learned it, is to be kept confidential. Confidential Information also includes information obtained by the Corporation in confidence from its suppliers or customers. Confidential Information may or may not be labeled as "confidential".

                  Confidential Information does not include any information that
                  (i) has been generally available to the public, (ii) becomes generally available to the public by no fault of the Purchaser, (iii) was known to the Purchaser prior to the receipt of it from the Corporation, (iv) is disclosed to the Purchaser by a third party having a right to disclose the same without restriction, (v) is independently developed by the Purchaser without use in any way of the Confidential Information, or (vi) the Purchaser and the Corporation agree in writing to release from the terms of this covenant.

            (ii) Obligation to Protect Confidential Information. The Purchaser agrees not to disclose to others (except for those officers, directors, employees, shareholders and representatives of the Purchaser who have a need to know such Confidential Information and who have been specifically informed of the confidentiality provisions set out herein), use for its own benefit (other than is contemplated hereunder, including without limitation, to evaluate the fiscal performance of the Corporation) or for the benefit of anyone other than the Corporation, or otherwise appropriate or copy, any Confidential Information. The Purchaser shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction.

            (iii) Obligation to Comply with Applicable Law. The Purchaser acknowledges and agrees with the Corporation to comply with all applicable laws and regulations arising from and in connection with the receipt by the Purchaser of Confidential Information including without limitation delivery by the Corporation to the Purchaser of information required to be delivered by the Corporation to the Purchaser pursuant to this Agreement.

4.3 Covenants of IMSI.

      (a) In addition to the other indemnities provided by IMSI herein, IMSI shall indemnify, save, hold harmless, discharge and release the Purchaser from and against any and all Claims arising from or based on:

            (i) subject to Section 3.6(a), any inaccuracy in any of the representations or warranties made by IMSI and/or the Corporation in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of IMSI and/or the Corporation pursuant to the terms of this Agreement (collectively, the "Documents"); and

                  (A) any breach of any covenant of IMSI and/or the Corporation set forth in this Agreement or in the Documents.

                  (B) IMSI will use reasonable efforts to ensure that the representations and warranties of IMSI are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser have been performed or complied with by the Time of Closing.

      (b) IMSI covenants and agrees that the proceeds of the issuance of the Securities shall be used to fund the cash portion of future or previously completed acquisitions, capital expansion, the completion of the purchases and the amalgamation of various subsidiaries and to satisfy certain fees, commissions and expenses owing by IMSI.

4.4 Notice: Right to Defend. Each party shall give prompt written notice to the other of the assertion or commencement of any Claim in respect of which indemnity is or may be sought hereunder, other than Claims in which the parties are litigating claims against each other. The failure by any party to give such notice to the other party shall relieve such other party of its obligations under Section 4.1(a) or 4.2(a) if and to the extent that it has been materially prejudiced by the lack of timely and adequate notice. The indemnifying party shall have the right and obligation to assume the defense or settlement of any third party Claim in respect of which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party shall not settle or compromise any such Claim without the indemnified party's prior written consent thereto, unless the terms of such settlement or compromise discharge and release the indemnified party from any and all liabilities and obligations thereunder. Notwithstanding the foregoing: (i) the indemnified party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such Claim provided that, subject to the other provisions of this
Section 4.4, control of such defense or settlement shall remain with the indemnifying party; and (ii) if the indemnifying party does not proceed diligently to defend or settle such Claim within 10 days after its receipt of notice of the assertion or commencement thereof, then (a) the indemnified party shall have the right, but not the obligation, to undertake the defense or settlement of such Claim for the account and at the risk of the indemnifying party, and (b) the indemnifying party shall be bound by any defense or settlement that the indemnified party may make as to such Claim. The parties hereto agree that, for the purpose of enforcing any right of indemnity hereunder the indemnified party may join the indemnifying party in any third-party Claim as to which such right of indemnity would or might apply. Each party shall cooperate fully in defending or settling any third party Claim, and the defending or settling party shall have reasonable access to the books and records and personnel of the other party that are relevant to such Claim.

5. CONDITIONS

5.1 Conditions for the Benefit of the Purchaser.

      (a) The purchase of the Securities by the Purchaser is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

            (i) the representations and warranties of the Corporation set forth in Section 3.1 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time except:

                  (A) insofar as such representations and warranties are given as of a particular date and relate solely to such date; or

                  (B) to the extent any of such representations and warranties have been waived by the Purchaser or affected by the transactions between the parties contemplated hereby;

            (ii)  the representations and warranties of IMSI set forth in
                  Section 3.5 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time except:

                  (A) insofar as such representations and warranties are given as of a particular date and relate solely to such date; or

                  (B) to the extent any of such representations and warranties have been waived by the Purchaser or affected by the transactions between the parties contemplated hereby;

            (iii) each of IMSI and the Corporation will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by IMSI or the Corporation, respectively at or prior to the Time of Closing;

            (iv) the Purchaser will be furnished with such certificates or other instruments (including, without limiting the generality of the foregoing, a certified copy of (i) resolutions of the board of directors of IMSI approving the issuance of the Securities to the Purchaser and (ii) resolutions of the board of directors of the Corporation approving the reserving of 2,053,334 Common Shares to be issued in exchange for the Class X Shares of IMSI and approving the execution of this Agreement and the Support Agreement) of the Corporation and/or IMSI or of officers of the Corporation and/or IMSI as the Purchaser or the Purchaser's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Corporation and/or IMSI at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Corporation and/or IMSI herein given are true and correct at the Time of Closing, subject to Section 5.1(a)(i) hereof;

            (v) there will have been obtained from all appropriate federal, provincial, state, municipal or other governmental or administrative bodies such approvals or consents as are required to permit the transactions contemplated hereby;

            (vi) no action or proceeding will be pending or threatened by any person, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase of the Securities as contemplated hereby.

            (vii) no action or proceeding will be pending or threatened by any person, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the exchange of the Class X Shares for common shares of the Corporation;

            (viii) no material damage by fire or other hazard to the Assets will have occurred from the date hereof to the Time of Closing;

            (ix) all necessary steps and proceedings will have been taken to permit the Securities to be issued;

            (x) IMSI shall have executed and delivered special warrant certificates representing the Special Warrants;

            (xi) the Corporation and the Purchaser shall have executed and delivered a Registration Rights Agreement in the form attached as Schedule 5.1 (a)(xi)

            (xii) on or before the Time of Closing, the Purchaser shall be fully satisfied, in its sole discretion, with the results of its due diligence inquiries;

            (xiii) the Corporation, the Purchaser, Michael Steele, 125489 Ontario Inc., and other parties will have entered into a second voting agreement in the form attached as Schedule 5.1(a)(xiii) hereto;

            (xiv) the Corporation will have delivered to the Purchaser a favorable opinion of their counsel licensed to practice in the State of Nevada substantially in the form attached hereto as Schedule 5.1(a)(xiv);

            (xv) the Corporation, IMSI and the Purchaser shall have executed and delivered IMSI/IMSC Support Agreement in the form attached as Schedule 5.1 (a)(xv);

            (xvi) the Corporation will have delivered to the Purchaser a favourable opinion of their securities counsel as a form acceptable to the Purchaser's counsel;

            (xvii) nothing shall have occurred prior to the Time of Closing which would have a material adverse effect on the business, operations, properties, condition (financial or otherwise) of the Corporation or on the ability of the Corporation to perform its obligations hereunder;

            (xviii) the Corporation shall have satisfied the account of
                    Purchaser's Canadian legal counsel Gowling, Strathy & Henderson and U.S. legal counsel Stradley, Ronon, Stevens & Young, LIP; and

            (xix) the Corporation shall have executed and delivered the Escrow Agreement.

      (b) In case any term or covenant of the Corporation or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Purchaser, without limiting any other right that the Purchaser has, may at its sole option, either:

            (i) rescind this Agreement by notice to the Corporation and in such event the Purchaser will be released from all obligations hereunder; or

            (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

            and, if the Purchaser rescinds this Agreement pursuant to Section 5.1(b)(i), the Corporation will also be released from all obligations hereunder.

5.2 Conditions for the Benefit of the Corporation.

      (a) The sale of the Securities is subject to the following conditions, which are for the exclusive benefit of the Corporation and which are to be performed or complied with at or prior to the Time of Closing:

            (i) the representations and warranties of the Purchaser set forth in Section 3.3 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

            (ii) the Purchaser will have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

            (iii) the Corporation will be furnished with such certificates or other instruments (including, without limiting the generality of the foregoing, a certified copy of a resolution of the board of directors of the Purchaser approving the transactions contemplated by this Agreement) of the Purchaser or of officers of the Purchaser as the Corporation or its counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing.

      (b) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Corporation at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Corporation, without limiting any other right that the Corporation have, may at its sole option, either:

            (i) rescind this Agreement by notice to the Purchaser, and in such event the Corporation will be released from all obligations hereunder; or

            (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Corporation rescinds this Agreement pursuant to Section 5.2(b)(i), the Purchaser will also be released from all obligations hereunder.

6. EXAMINATION RIGHTS

6.1 Examination of Records and Assets. Until the Time of Closing, the Corporation and the Subsidiaries will forthwith make available to the Purchaser and their authorized representatives all leases, certificates of trade marks and copyrights, contracts and commitments in its possession or under its control relating to any of the Assets or the Corporation or the Subsidiaries; and the Corporation and the Subsidiaries will forthwith make available to the Purchasers and their authorized representatives for examination all books of account and accounting records relating to the Corporation or the Subsidiaries, and the Corporation and the Subsidiaries will, if reasonably requested, provide copies, at the cost of the Corporation, of the following records maintained in connection with the Corporation and the Subsidiaries: financial statements, records of past sales, customer lists, supplier lists, payroll records, inventory data, inventory master records, accounts receivable data and all other business and technical records requested by the Purchaser. The Corporation and the Subsidiaries will give the Purchaser and its authorized representatives every reasonable opportunity to have access to and to inspect the Assets. The exercise of any rights of access or inspection by or on behalf of the Purchaser under this Section 6.1 will not affect or mitigate the covenants, representations and warranties of the Corporation or IMSI hereunder which will continue in full force and effect.

7. GENERAL

7.1 Further Assurances. IMSI, the Corporation and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.2 Time of the Essence. Time is of the essence of this Agreement.

7.3 Commissions. The Corporation and IMSI will indemnify and save harmless the Purchaser from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Securities where such person has acted for the Corporation or IMSI in connection with the sale of the Securities.

7.4 Fees. The Corporation or IMSI will pay the legal costs and expenses incurred by the Purchaser in connection with the preparation, negotiation, execution delivery and enforcement of this Agreement and all documents and instruments executed pursuant hereto. All fees payable pursuant to this Section 7.4 will be paid by the Corporation or IMSI at closing.

7.5 Benefit of the Agreement. This Agreement will enure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

7.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject mailer hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto including, without limitation, the term sheet dated August 4, 1999 and accepted as of September 14, 1999 on its face between the Corporation and the Purchaser. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.7 Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.8 Assignment. Neither this Agreement nor any rights hereunder may be assigned by any party hereto without the written consent of all the other parties hereto.

7.9 Notices. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by fax addressed to the recipient as follows:

         To Southbridge:           c/o Southbridge Capital Inc.
                                   150 Water Street South
                                   Cambridge, Ontario
                                   N1R 3E2

                                   Attention: Lynda King
                                   Fax No.:   (519) 621-8144

         To the Corporation:       International Menu Solutions Corporation
                                   350 Creditstone Road
                                   Concord, Ontario
                                   L4K 3Z2

                                   Attention: President
                                   Fax No.:   (905) 660-4585

         To IMSI:                   International Menu Solutions Inc.
                                    350 Creditstone Road
                                    Concord, Ontario
                                    L4K 3Z2

                                    Attention: President
                                    Fax No.:   (905) 660-4585

or to such other address, individual or fax number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by fax, on the day of transmittal thereof if given during the normal business hours of the recipient and on the next Business Day if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by fax.

7.10 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

      IN WITNESS WHEREOF the parties have executed this Agreement.

                                        SOUTHBRIDGE EQUITIES INC.

                                        By: /s/ Michael Petersen
                                           -------------------------------------
                                            Name:  Michael Petersen
                                            Title: Vice-President

                                        By: /s/ Lynda King
                                           -------------------------------------
                                            Name:  Lynda King
                                            Title: Vice-President, Finance


                                        INTERNATIONAL MENU SOLUTIONS INC.

                                                                   c/s

                                        By: /s/ Michael Steele
                                           -------------------------------------
                                           Name:  Michael Steele
                                           Title: President


                                        INTERNATIONAL MENU SOLUTIONS
                                        CORPORATION

                                                                   c/s

                                        By: /s/ Michael Steele
                                           -------------------------------------
                                           Name:  Michael Steele
                                           Title: President